Exhibit 99.1
NEWS RELEASE
For Immediate Release: Feb. 18, 2009

Vermont Public Service Board approves Central Vermont’s
December ice storm cost deferral request;
Central Vermont updates 2008 earnings estimate
RUTLAND, VT – The request by Central Vermont Public Service (NYSE: CV) to defer the extraordinary service restoration costs associated with a December 2008 ice storm has been approved by the Vermont Public Service Board.  The amount approved for deferral under the company’s alternative regulation plan is $4.1 million of the approximately $5.3 million total cost of the service restoration effort.  As noted in its press release of Jan. 21, 2009, this deferral will allow the company’s 2008 earnings to return to the level of $1.45 to $1.55 per diluted share.  The amount deferred will be collected over a 12-month period beginning July 1, 2009.

“By allowing us to defer some of these costs, the PSB, with the support of the Department of Public Service, is giving us a fair opportunity to recover these expenses in the future,” said CV President and CEO Bob Young.  “This was an unprecedented storm, causing tremendous, unexpected damage to our systems. Our response was proactive, extensive and expensive, but that was necessary to meet our customers’ expectations and return their lives to normalcy as quickly as possible.  The board’s decision reflects that urgency, and is in keeping with the spirit of the alternative regulation plan.”

Young said bills for the ice storm restoration continue to come in, but the company estimated costs at $5.3 million.  By comparison, costs related to the 2007 nor’icane, previously the most expensive in company history, totaled $4.3 million.

CV plans to communicate its estimate for 2009 earnings in the first quarter of 2009.

About CV
CV is Vermont's largest electric utility, serving more than 159,000 customers statewide.  CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, director of public affairs (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com